Jan. 18, 2001                 CONTACT:  Investor Relations - Brenda J. Peters
                                        Phone: 713/759-3954

                                        Media Relations - Kathleen A. Sauve
                                        Phone: 713/759-3635


                              TEPPCO PARTNERS, L.P.
              REPORTS RECORD FOURTH QUARTER AND ANNUAL 2000 RESULTS

HOUSTON - TEPPCO Partners, L.P. (NYSE:TPP) today reported record net income for 2000 of $77.4 million, or $1.89 per unit compared with net income of $72.1 million, or $1.91 per unit for the year ended Dec. 31, 1999. Record fourth quarter 2000 net income was $22.8 million, or $0.53 per unit. This compares with 1999 fourth-quarter net income of $21.3 million, or $0.57 per unit.

The weighted average number of units outstanding for the year 2000 was 33.6 million compared with 32.9 million units for 1999. The increase is the result of
3.7 million additional units issued in October 2000. The weighted average number of units outstanding for the fourth quarter of 2000 was 35.6 million compared with 32.9 million for the 1999 fourth quarter. The total number of units outstanding on Dec. 31, 2000 was 36.6 million.

"The record results for 2000 reflect the contribution of the pipeline and terminal assets acquired from ARCO Pipe Line Company in July, increased margin contribution from the crude oil segment, record deliveries of jet fuel, increased deliveries of propane compared with 1999 as a result of colder winter weather, and revenues from the completion of the petrochemical pipelines," said William L. Thacker, chairman, president and chief executive officer of the general partner of TEPPCO.

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                                      - 2 -

"The ARCO acquisition provided approximately $4.7 million of earnings for the year. Jet fuel and propane deliveries increased four percent and three percent, respectively, over 1999. The earnings benefit from the petrochemical pipelines was $1.5 million for the last two months of 2000," continued Thacker. "These contributions served to offset reduced earnings as a result of lower revenues due to price volatility for gasoline and distillate in the Midwest market area during the summer months, increased costs associated with projects in development, higher maintenance costs, and interest expense for acquisitions and expansion projects.

"On Dec. 31, 2000, TEPPCO completed the acquisition of two natural gas liquids
(NGL) pipelines in East Texas from Duke Energy Field Services, LP. While this acquisition did not contribute to earnings in 2000, it is expected to provide approximately $13 million of earnings before interest, taxes, depreciation and amortization (EBITDA) in 2001," he said.

Product transportation revenues for 2000 were $193.2 million, compared with $190.7 million for 1999. The improvement was due to increased throughput of jet fuel and propane, which served to offset lower volumes of other refined products.

Mont Belvieu and Other revenues were $48.2 million for 2000, compared with $39.6 million for 1999. The increase of $8.6 million was due to $4.8 million of custody transfer service revenue from the July asset acquisition, revenues from the petrochemical pipelines placed in service effective Nov. 1, 2000, increased Mont Belvieu activity, product sales and other liquefied petroleum gas (LPG) services.

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                                      - 3 -

The crude oil gathering and marketing gross margin was $51.9 million for 2000, compared with $38.6 million for 1999. The 2000 results include $7.7 million of crude pipeline transportation revenue from the assets acquired in July. Crude oil marketing volumes for 2000 totaled 107.6 million barrels, compared with 96.3 million barrels in 1999. The increase was driven by improvement in crude oil prices in 2000, compared with 1999.

Transportation volumes of crude oil and NGLs totaled 51.4 million barrels in 2000, compared with 37.9 million barrels in 1999. The 2000 volume figure includes amounts contributed by the assets acquired in July. Lube oil volumes were approximately 664,000 gallons per month in 2000, compared with approximately 741,000 gallons per month in 1999. The decrease was due to the closing of a facility in East Texas that generated high volume/low margin revenue.

Operating expenses, including fuel and power, were $150.2 million for 2000, compared with $136.1 million for 1999. The increase of $14.1 million was due to expenses associated with the assets acquired in July 2000, higher power costs, labor costs, legal fees and associated start-up costs for projects in development, field maintenance costs and outside services.

Interest expense - net was $44.4 million in 2000, compared with $29.4 million in 1999. The increase of $15 million was the result of additional borrowings to fund the July asset acquisition, capital expansion projects and for other small crude pipeline acquisitions. The increase was offset somewhat by higher interest capitalized on projects.

Equity in earnings from the 50-percent interest in Seaway Crude Pipeline Company that was part of the assets acquired in July 2000 was $12.2 million. EBITDA from this investment was $15.4 million.

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                                      - 4 -

Product transportation revenues for the fourth quarter of 2000 were $55 million, compared with $52.1 million for the 1999 fourth quarter. The increase was primarily due to increased deliveries of propane, offset somewhat by lower deliveries of butanes and refined products. The products pipeline system was on allocation during the 2000 fourth quarter.

Mont Belvieu and Other revenues were $13.1 million in the 2000 fourth quarter, compared with $9.2 million in the 1999 quarter. The increase is the result of $2.7 million from the custody transfer service revenue from the July asset acquisition, revenue generated by the petrochemical pipelines and increased deliveries of propane from the Providence, R.I., terminal, offset somewhat by lower product sales and Mont Belvieu activity.

The crude oil gathering and marketing gross margin was $16.7 million for the 2000 fourth quarter, compared with $10.4 million in the 1999 quarter. The 2000-quarter results include $4.2 million of crude pipeline transportation revenue from the assets acquired in July 2000. Crude oil marketing volumes in the 2000 quarter totaled 31.8 million barrels, compared with 24.8 million barrels in the 1999 fourth quarter.

Transportation volumes of crude oil and NGLs, including volumes from the newly acquired assets, totaled 16.6 million barrels in the 2000 quarter, compared with
9.3 million barrels in the 1999 quarter. Lube oil volumes were approximately 786,000 gallons per month in the fourth quarter of 2000, compared with approximately 765,000 gallons per month in the 1999 fourth quarter.

Operating expenses, including fuel and power, were $40.2 million for the fourth quarter of 2000, compared with $35.3 million for the 1999 fourth quarter. The increase was due to expenses associated with the assets acquired in 2000, higher power costs, labor costs, legal fees, insurance and outside services.

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

                                      - 5 -

Interest expense - net was $15.3 million for the 2000 quarter, compared with $7.2 for the 1999 quarter. The increase was due to increased borrowings for the assets acquired in July 2000, offset somewhat by higher interest capitalized on projects.

Equity in earnings from the Seaway Crude Pipeline Company for the fourth quarter of 2000 was $2.9 million. EBITDA from this investment during the quarter was $4.6 million.

TEPPCO will be hosting a conference call related to the fourth quarter and 2000 performance on Friday, Jan. 19, at 8:05 a.m. Central Standard Time. Interested parties may listen via the Internet, live or on a replay basis at www.teppco.com or www.streetevents.com.

TEPPCO Partners, L.P. is a publicly traded master limited partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; is engaged in crude oil pipeline transportation, storage, gathering and marketing; and owns a 50-percent interest in Seaway Crude Pipeline Company and an undivided ownership interest in the Rancho and Basin Pipelines. Texas Eastern Products Pipeline Company, LLC, an indirect wholly owned subsidiary of Duke Energy Field Services, LP, is the general partner of TEPPCO Partners, L.P. For more information, access TEPPCO's website at www.teppco.com.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

                                            ###

                             TEPPCO PARTNERS, L. P.
                              FINANCIAL HIGHLIGHTS
               (Unaudited - In Millions, Except Per Unit Amounts)


                                                                   THREE MONTHS               TWELVE MONTHS
                                                                       ENDED                     ENDED
                                                                    DECEMBER 31,              DECEMBER 31,
                                                               ----------------------    ----------------------
                                                                  2000         1999         2000         1999
                                                               ---------    ---------    ---------    ---------

Operating Revenues:
     Sales of crude oil and petroleum products                 $   762.8    $   574.5    $ 2,822.0    $ 1,692.8
     Transportation - Refined Products                              29.1         30.6        119.3        123.0
     Transportation - LPGs                                          25.9         21.5         73.9         67.7
     Transportation - Crude Oil and NGLs                             8.7          3.3         24.5         11.8
     Mont Belvieu operations                                         2.9          3.3         13.3         12.9
     Other                                                          10.2          5.9         34.9         26.7
                                                               ---------    ---------    ---------    ---------

           Total Operating Revenues                                839.6        639.1      3,087.9      1,934.9
                                                               ---------    ---------    ---------    ---------

Purchases of crude oil and petroleum products                      754.8        567.4      2,794.6      1,666.0
Operating, general and administrative                               30.2         27.2        115.5        104.8
Operating, fuel and power                                           10.0          8.1         34.7         31.3
Depreciation and amortization                                        9.4          8.2         35.1         32.7
                                                               ---------    ---------    ---------    ---------

           Total costs and expenses                                804.4        610.9      2,979.9      1,834.8
                                                               ---------    ---------    ---------    ---------

           Operating income                                         35.2         28.2        108.0        100.1
                                                               ---------    ---------    ---------    ---------

Interest expense - net                                             (15.3)        (7.2)       (44.4)       (29.4)
Equity in earnings of Seaway Crude Pipeline Company (1)              2.9           --         12.2           --
Other income - net                                                    --          0.3          1.6          1.4
                                                               ---------    ---------    ---------    ---------

           Net income                                          $    22.8    $    21.3    $    77.4    $    72.1
                                                               =========    =========    =========    =========

Net Income Allocation:
     Limited Partner Unitholders                               $    16.6    $    16.3    $    56.1    $    55.3
     Class B Unitholder                                              2.1          2.2          7.4          7.5
     General Partner                                                 4.1          2.8         13.9          9.3
                                                               ---------    ---------    ---------    ---------

           Total net income allocated                          $    22.8    $    21.3    $    77.4    $    72.1
                                                               =========    =========    =========    =========

Basic and Diluted Net Income
     Per Limited Partner and Class B Unit                      $    0.53    $    0.57    $    1.89    $    1.91
                                                               =========    =========    =========    =========

Weighted Average Number of Limited Partner
     and Class B Units                                              35.6         32.9         33.6         32.9
                                                               =========    =========    =========    =========


(1) EBITDA was $4.6 million and $15.4 million for the three month and twelve month periods, respectively.

TEPPCO PARTNERS, L. P.
CONDENSED STATEMENTS OF CASH FLOW (UNAUDITED)
(In Millions)


                                                                                TWELVE MONTHS
                                                                                    ENDED
                                                                                 DECEMBER 31,
                                                                              2000(1)       1999
                                                                            ---------    ---------

Cash Flows from Operating Activities
         Net income                                                         $    77.4    $    72.1
         Depreciation, working capital and other                                 30.6         31.0
                                                                            ---------    ---------
Net Cash Provided by Operating Activities                                       108.0        103.1
                                                                            ---------    ---------

Cash Flows from Investing Activities:
         Proceeds from cash investments                                           3.5          6.2
         Purchases of cash investments                                           (2.0)        (3.2)
         Purchase of Seaway Crude Pipeline interest, net of cash received      (322.6)          --
         Investment in Centennial Pipeline                                       (5.0)          --
         Purchase of crude oil assets                                           (99.5)        (2.2)
         Capital expenditures                                                   (68.5)       (77.4)
                                                                            ---------    ---------
Net Cash Used in Investing Activities                                          (494.1)       (76.6)
                                                                            ---------    ---------
Cash Flows from Financing Activities:
         Proceeds from term loans and revolving credit facilities               552.0         33.0
         Debt issuance costs                                                     (7.1)          --
         Payments on term loans and revolving credit facilities                (172.0)        (5.0)
         Proceeds from the issuance of LP units, net                             88.1           --
         General Partner contributions                                            1.8           --
         Distributions paid                                                     (82.2)       (69.3)
                                                                            ---------    ---------

Net Cash Used in Financing Activities                                           380.6        (41.3)
                                                                            ---------    ---------

Net Decrease in Cash and Cash Equivalents                                        (5.5)       (14.8)
Cash and Cash Equivalents -- beginning of period                                 32.6         47.4
                                                                            ---------    ---------

Cash and Cash Equivalents -- end of period                                  $    27.1    $    32.6
                                                                            =========    =========

Supplemental Cash Information:
         Interest paid during the year (net of capitalized interest)        $    36.7    $    28.6
                                                                            =========    =========

(1)  Includes the $91 million acquisition of pipeline assets on Dec. 31, 2000.

TEPPCO PARTNERS, L. P.
CONDENSED BALANCE SHEETS (UNAUDITED)
(In Millions)



                                                      DECEMBER 31,   DECEMBER 31,
                                                         2000(1)         1999
                                                      ------------   ------------

ASSETS
Current assets
         Cash and cash equivalents                    $       27.1   $       32.6
         Short-term investments                                2.0            1.5
         Other                                               334.3          229.0
                                                      ------------   ------------

Total current assets                                         363.4          263.1

Property, plant and equipment - net                          949.7          720.9
Investments - Other                                            3.2            5.2
Equity investments                                           241.6             --
Other assets                                                  64.9           52.2
                                                      ------------   ------------

Total assets                                          $    1,622.8   $    1,041.4
                                                      ============   ============


LIABILITIES AND PARTNERS' CAPITAL
Current liabilities                                   $      358.3   $      243.5
Senior Notes                                                 389.8          389.7
Other long-term debt                                         446.0           66.0
Other non-current liabilities and minority interest            8.3            6.5
Class B Units                                                105.4          105.9
Partners' capital
         General partner's interest                            1.8            0.7
         Limited partners' interests                         313.2          229.1
                                                      ------------   ------------

Total partners' capital                                      315.0          229.8
                                                      ------------   ------------

Total liabilities and partners' capital               $    1,622.8   $    1,041.4
                                                      ============   ============


(1) Includes the $91 million acquisition of pipeline assets on Dec. 31, 2000.

                             TEPPCO PARTNERS, L. P.
                                 OPERATING DATA
       (Unaudited - In Millions, Except Per Barrel and Per Gallon Amounts)


                                                THREE MONTHS           TWELVE MONTHS
                                                   ENDED                   ENDED
                                                DECEMBER 31,            DECEMBER 31,
                                           ---------------------   ---------------------
                                              2000        1999        2000        1999
                                           ---------   ---------   ---------   ---------

Products System:
      Barrels Delivered
           Refined Products                     30.9        32.8       128.1       132.6
           LPGs                                 12.2        11.7        39.6        37.6
           Mont Belvieu Operations               8.0         7.7        27.2        28.5
                                           ---------   ---------   ---------   ---------

           TOTAL                                51.1        52.2       194.9       198.7
                                           =========   =========   =========   =========

      Average Rate Per Barrel
           Refined Products                $    0.94   $    0.93   $    0.93   $    0.93
           LPGs                                 2.12        1.85        1.86        1.80
           Mont Belvieu Operations              0.19        0.15        0.16        0.16
                                           ---------   ---------   ---------   ---------

      Average System Rate Per Barrel       $    1.11   $    1.02   $    1.01   $    0.98
                                           =========   =========   =========   =========

Crude Oil System (1)
      Margins:
           Crude oil transportation        $     7.0   $     4.5   $    23.5   $    17.9
           Crude oil marketing                   3.9         3.6        13.3        12.1
           Crude oil terminaling                 2.7          --         4.6          --
           NGL transportation                    1.9         1.5         7.0         6.1
           LSI                                   1.2         0.8         3.5         2.5
                                           ---------   ---------   ---------   ---------
              Total Margin                 $    16.7   $    10.4   $    51.9   $    38.6
                                           =========   =========   =========   =========

      Total Barrels:
           Crude oil transportation             15.3         8.2        46.2        33.3
           Crude oil marketing                  31.8        24.8       107.6        96.3
           Crude oil terminaling                34.5          --        56.5          --
           NGL transportation                    1.3         1.1         5.2         4.6

      LSI Volume (Gallons)                       2.4         2.3         8.0         8.9

      Margin Per Barrel:
           Crude oil transportation        $   0.458   $   0.548   $   0.508   $   0.537
           Crude oil marketing             $   0.122   $   0.146   $   0.124   $   0.125
           Crude oil terminaling           $   0.078          --   $   0.081          --
           NGL transportation              $   1.391   $   1.455   $   1.348   $   1.337

      LSI Margin (Per Gallon)              $   0.503   $   0.335   $   0.439   $   0.282


(1) Includes data associated with crude pipeline and terminal assets acquired in July 2000.